Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Lightyear Network Solutions, Inc. on Form S-8 of our report dated August 26, 2008, with respect to the audit of the consolidated financial statements of Lightyear Network Solutions, LLC and Subsidiary as of December 31, 2007, and for the year then ended appearing in the Form 8-K of Lightyear Network Solutions, Inc. filed on February 19, 2010.

/s/ Dean Dorton Ford P.S.C.

Lexington, Kentucky
September 30, 2010